EXHIBIT 99.2

VRONA, VAN SCHUYLER & HESTER CPAS, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

WENDCHARLES I, LLC

FINANCIAL STATEMENTS

DECEMBER 28, 2008

VRONA, VAN SCHUYLER & HESTER CPAS, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

WWW.VRONAVANSCHUYLERHESTERCPA.COM

240 LONG BEACH ROAD ISLAND PARK, NY 11558-1541	240 WEST 35TH ST. STE 300 NEW YORK, NY 10001-2506
TEL: 516-670-9479	TEL: 212-868-3750
FAX: 516-670-9477	FAX: 212-868-3727

ACCOUNTANTS’ REVIEW REPORT

The Members

Wendcharles I, LLC

27 Central Avenue

Cortland, New York 13045

We have reviewed the accompanying statement of assets, liabilities and members’ capital-income tax basis of Wendcharles I, LLC as of December 28, 2008 and the related statements of revenues and expenses-income tax basis, members’ capital-income tax basis and cash flows-income tax basis for the initial period from June 24, 2008 to December 28, 2008 in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Wendcharles I, LLC.

A review consists principally of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an examination in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with the income tax basis of accounting, as described in Note 1.

/S/ VRONA, VAN SCHUYLER & HESTER CPAS, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

January 21, 2009

VRONA, VAN SCHUYLER & HESTER CPAS, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Wendcharles I, LLC

Statement of Assets, Liabilities and Members’ Capital-Income Tax Basis

December 28, 2008

ASSETS

Current assets:
Cash (Note 1I)	$934,815
Inventories - (Note 1C)	93,544
Prepaid expenses and other current assets	4, 612

Total current assets	1,032,971

Property and equipment, net of accumulated - (Notes 1D and 2)	1,152,450

Other assets:
Goodwill, net of accumulated amortization of $43,784 - (Note 1E)	2,583,275
Technical assistance fees, net of accumulated amortization of $0 - (Note 1F)	0
Deferred costs, net of accumulated amortization of $5,268 - (Note 1F)	98,146
Deposits	16,765

Total other assets	2,698,186

TOTAL ASSETS	$4,883,607

LIABILITIES AND MEMBERS’ CAPITAL

Current liabilities:
Current maturities of long-term debt - (Note 3)	$88,545
Accounts payable and accrued expenses	1,215,141

Total current liabilities	1,303,686

Long-term debt, less current maturities - (Note 3)	1,696,573

Total liabilities	3,000,259

Commitments and contingencies - (Notes 3, 4, 5 and 6)	—

Members’ capital - (Notes 1A, 5 and 6C)	1,883,348

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$4,883,607

See accountants’ review report and notes to the financial statements.

VRONA, VAN SCHUYLER & HESTER CPAS, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Wendcharles I, LLC

Statement of Revenues and Expenses-Income Tax Basis

For the Initial Period From June 24, 2008 To December 28, 2008

Sales	$3,541,924

Cost of Sales	1,257,225

Gross profit	2,284,699

Labor expenses	1,477,319
Store operating and occupancy expenses	812,023
General and administrative expenses	177,923
Advertising expenses - (Note 4A)	153,431
Royalty expense - (Note 4A)	141,640
Depreciation and amortization - (Notes 1D, 1E, and 1F)	340,063
Interest expense - (Note 3)	27,471

Total operating expenses	3,129,870

(845,171)

Interest income	2,800

Other income	4,319

Excess of revenues (deficit) over expenses - (Note 1G)	$(838,052)

See accountants’ review report and notes to the financial statements.

VRONA, VAN SCHUYLER & HESTER CPAS, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Wendcharles I, LLC

Statement of Members’ Capital-Income Tax Basis

For the Initial Period From June 24, 2008 To December 28, 2008

Members’ capital contributions	$2,745,400

Excess of revenues over expenses for the initial period from June 24, 2008 to December 28, 2008	(838,052)

Distributions paid to members	(24,000)

MEMBERS’ CAPITAL, DECEMBER 28, 2008	$1,883,348

See accountants’ review report and notes to the financial statements.

VRONA, VAN SCHUYLER & HESTER CPAS, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Wendcharles I, LLC

Statement of Cash Flows-Income Tax Basis

For the Initial Period From June 24, 2008 To December 28, 2008

Cash flows from operating activities:
Excess of revenues (deficit) over expenses	$(838,052)

Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	340,063
Decrease (increase) in inventories	(93,544)
Decrease (increase) in prepaid expenses and other current assets	(21,377)
Increase (decrease) in accounts payable, accrued expenses and taxes	1,215,141

Total adjustments	1,440,283

Net cash provided by operating activities	602,231

Cash flows from investing activities:
Capital expenditures, tangible and intangible assets	(4,173,934)

Net cash provided by (used in) investing activities	(4,173,934)

Cash flows from financing activities:
Members’ capital contributions	2,745,400
Repayments of note payable	(14,882)
Members’ distributions	(24,000)
Proceeds from acquisition debt	1,800,000

Net cash provided by (used in) financing activities	4,506,518

Net increase in cash	934,815

Cash, beginning of period	0

Cash, end of period	$934,815

Additional Cash Flow Information:

Interest paid during the year	$19,617

See accountants’ review report and notes to the financial statements.

VRONA, VAN SCHUYLER & HESTER CPAS, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Wendcharles I, LLC

Notes to the Financial Statements

December 28, 2008

Note 1 - Summary of Significant Accounting Policies

(A)	The Company:

Wendcharles I, LLC was formed on June 24, 2008 pursuant to the South Carolina Code of Laws to acquire, own and operate eleven existing Wendy’s Old Fashioned Hamburger Restaurants in the Charleston, South Carolina metropolitan area. As part of the same overall transaction, another South Carolina limited liability company, Wendcharles II, LLC, affiliated with the Company by certain common management and ownership interests, acquired six other existing Wendy’s Old Fashioned Hamburger Restaurants in and proximate to North Charleston. The restaurants were all acquired from one unrelated seller for an aggregate purchase price of $5,760,000, less net adjustments to the Company of approximately $14,000. The Company’s recorded goodwill in the amount of approximately $4,060,000. The purchase price was financed principally by a $3,500,000 loan from Bank of America, with the balance provided by capital contributions of the members. The acquisition closed and restaurant operations commenced on September 16, 2008.

The leases for the eleven leasehold estates, all in South Carolina, were assigned to the Company from different lessors. Four locations each are in Charleston and North Charleston and three are in Mt. Pleasant as follows: Charleston: 1721 Sam Rittenberg Boulevard; 194 Cannon Street; 343 Folly Road; and 5275 International Blvd; North Charleston: 4113 Rivers Avenue; 5115 Dorchester Rd; 9145 University Blvd; and 4892 Ashley Phosphate Road; Mt Pleasant: 361 Highway 17 By-Pass; 935 Chuck Dawley Boulevard; and 596 Long Point Road. (See Notes 2, 3, and 4A).

The Company is to continue in perpetuity, except it is to be dissolved as a result of the sale of all business operations or the sale of all or substantially all of its assets, in each of such cases upon the receipt of the consideration therefor in cash or the reduction to cash of non-cash consideration, or upon the occurrence of certain events as set forth in the operating agreement. (See Note 5B).

(B)	Income Tax Basis of Accounting:

The Company is treated as a partnership for Federal and South Carolina income tax purposes. The accompanying financial statements have been prepared on the basis of accounting used to prepare the Company’s federal partnership return. Such other comprehensive basis of accounting differs from generally accepted accounting principles. Accordingly, the accompanying financial statements are not intended to present financial position and results of operations in accordance with generally accepted accounting principles. (See Note 1G).

(C)	Inventories:

Inventories represent food and supplies and are stated at cost.

VRONA, VAN SCHUYLER & HESTER CPAS, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Wendcharles I, LLC

Notes to the Financial Statements

December 28, 2008

Note 1 - Summary of Significant Accounting Policies - (continued)

(D)	Property, Equipment and Depreciation:

Property and equipment are stated at cost. Depreciation is provided by application of the straight-line and declining balance methods over depreciable lives as follows:

Land improvements	15	to 39 years
Leasehold improvements	15	to 39 years
Restaurant equipment	5	to 7 years
Automobile	5	years

(E)	Goodwill:

Goodwill, representing the excess of the purchase price over the fair value of the assets acquired, is amortized over fifteen years.

(F)	Deferred Costs:

The Company capitalized the costs incurred in obtaining its financing and its leases. These costs are amortized over the life of the loan.

(G)	Income Taxes:

The Company was organized as a Limited Liability Company under the laws of South Carolina and is not subject to any federal or state income tax. For federal and South Carolina income tax purposes, the Company is treated as a partnership. Accordingly, each member is required to report on his federal and applicable state income tax return his distributive share of all items of income, gain, loss, deduction, credit and tax preference of the Company for any taxable year, whether or not any cash distribution has been or will be made to such member.

The Partnership’s tax returns are subject to examination by the Federal and State taxing authorities. The tax laws, rules and regulations governing these returns are complex, technical and subject to varying interpretations. If an examination required the Partnership to make adjustments, the profit or loss allocated to the partners would be adjusted accordingly.

Although income tax rules are used to determine the timing of the reporting revenues and expenses, non-taxable and non-deductible expenses are included in the determination of net income in the accompanying financial statements.

(H)	Fiscal Year:

The Company’s annual accounting period is a fiscal year ending on the last Sunday of December. Fiscal 2008 comprised 15 weeks of operations.

(I)	Cash:

The Partnership maintains its cash in various banks. The accounts at each bank are guaranteed by the Federal Deposit Insurance Corporation, to a maximum of $250,000. At any time during the year, the cash balance may exceed $250,000.

VRONA, VAN SCHUYLER & HESTER CPAS, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Wendcharles I, LLC

Notes to the Financial Statements

December 28, 2008

Note 1 - Summary of Significant Accounting Policies - (continued)

(J)	Use of Estimates:

The preparation of financial statements in conformity with the income tax accrual basis of accounting requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from these estimates.

Note 2 - Property and Equipment

Property and equipment consist of the following:

Land improvements	$20,270
Leasehold improvements	106,796
Restaurant equipment	1,311,455
Automobile	4,940

Total	1,443,461
Less: Accumulated depreciation	291,011

Property and equipment, net	$1,152,450

Note 3 - Acquisition Debt

At the closing of the purchase transaction, the Company and its affiliate, Wendcharles II, LLC, jointly obtained a $3,500,000 loan from Bank of America, with interest at a floating rate, initially equal to the thirty-day adjusted LIBOR plus 250 basis points for the period commencing on the closing date until four quarterly financial reports have been submitted and reviewed in accordance with the loan agreement and, thereafter, equal to the thirty day adjusted LIBOR plus a margin based on the funded debt to the earnings before interest, taxes depreciation and amortization (“EBITDA”) ratio. Based on the relative values of the leasehold interests acquired, $1,800,000 and $1,700,000, representing 51% and 49%, respectively, of the total principal amount, were recorded on the books of the Company and its affiliate, although they are jointly and severally liable for the loan.

A combined initial payment of interest only of $7,277, based on LIBOR of 2.49%, set two business days before the closing date was due and paid on October 1, 2008. Beginning on November 1, 2008 and ending on August 1, 2015, monthly payments of interest and principal are due in an amount sufficient to amortize the loan over 13.5 years. LIBOR is adjusted on the first business day of each month. The loan matures on August 16, 2015. The loan may be prepaid at any time upon five days written notice, in minimum increments of $250,000, provided the Companies pay any costs incurred by the bank in the termination of any interest swap agreements between the parties.

The Loan is guaranteed by two of the Companies three managing members until the later occurrence of one year from the closing date or the date the Companies achieve a combined funded debt to EBITDA ratio of less than 3.75 to 1.00 for two consecutive quarters. (See Note 4C).

The Company’s share of the monthly payment required for the month of January 2009 is $15,390. The Company’s share of the estimated aggregate annual principal amounts required on the note through maturity are as follows: 2009: $88,545; 2010: $94,003; 2011: $99, 799; 2012: $105,955; 2013: $112,491; 2014: $119,432; and 2015: $1,164,893.

VRONA, VAN SCHUYLER & HESTER CPAS, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Wendcharles I, LLC

Notes to the Financial Statements

December 28, 2008

Note 4 - Commitments and Contingencies

(A)	Franchise Agreement Commitments:

The Company is the franchisee for the eleven Wendy’s restaurants it owns and operates. The franchise agreements obligate the Company to pay to Wendy’s International a monthly royalty equal to 4% of the gross sales of each restaurant, or $250, whichever is greater. The Company must also pay to Wendy’s National Advertising Program 3% of the gross sales and spend not less than 1% of the gross sales of each restaurant for local and regional advertising.

(B)	Minimum Operating Lease Commitments:

The seller assigned the Company amended leases for three locations. The provisions for these three leases are identical except for the annual and percentage rentals. These leases, for 1721 Sam Rittenberg Boulevard and 343 Folly Road, both in Charleston, and 361 Highway 17 By-Pass in Mt. Pleasant, are all designated as “Absolutely Net” Leases. Their primary terms expire November 6, 2021 with two five-year renewal options thereafter. The Company is required to make aggregate capital expenditures of $350,000 to the three premises on or before September 4, 2009.

Exercise of the second renewal option requires the Company to have made $50,000 of capital improvements to each restaurant on or before August 7, 2023. Annual base rent for the remainder of the primary term of the leases is $76,920, $70,200 and $77,280, respectively. The leases require percentage rent of seven percent of annual gross sales of $662,665, $589,488 and $750,000, respectively. The Company is responsible for all realty taxes, repairs and maintenance, insurance and utilities for the properties. These leases did not contemplate common charges. The Company has the right of first refusal to purchase each property within thirty days after receiving a copy of the proposed purchase contract from the landlord. The leases provide for cross defaults on all leases to which the Company is a party. Annual aggregate base rentals for these three locations is $224,400 for each of the next five years.

The lease for the location at 194 Cannon Street, Charleston is currently in its first extended term, expiring September 14, 2009, with three five-year renewal terms thereafter. Base annual rent is $131,600 for all terms of the lease. Percentage rent is equal to 5% of gross sales in excess of average gross sales for the first three years of the primary term of the lease. The Company is responsible for all realty taxes, common charges, repairs and maintenance, insurance and utilities for the property. There is no right of first refusal.

VRONA, VAN SCHUYLER & HESTER CPAS, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Wendcharles I, LLC

Notes to the Financial Statements

December 28, 2008

Note 4 - Commitments and Contingencies - (continued)

(B)	Minimum Operating Lease Commitments - (continued):

The lease for the location at 5275 International Blvd, Charleston is in its primary term, expiring April 30, 2027, with four five-year renewal terms thereafter. Base annual rent through June 30, 2013 is $123,000. Commencing on July 1, 2013 and every five years thereafter, base annual rent increases by five percent, compounded. There is no percentage rent. The Company is responsible for all realty taxes, common charges, repairs and maintenance, insurance and utilities for the property. The Company has right of first refusal to purchase premises, exercisable within 14 days of notice from the lessor, with time of the essence. If the Company’ should exercise this option, it is obligated to pay the third-party offeror’s reasonable costs and expenses up to $4,000.

The leases for the four North Charleston locations as well as the location at 596 Long Point Road, Mt. Pleasant are with related lessors and have very similar provisions, except for the initial amount of annual rent. The North Charleston locations are: 4113 Rivers Avenue; 5115 Dorchester Road; 9145 University Blvd; and 4892 Ashley Phosphate Road. All of the leases are in their primary terms, expiring March 31, 2025, with two five-year renewal terms. Respective annual rentals through March 31, 2009 are as follows: $93,531, $99,786, $96,837, $102,351, $97,222. Thereafter, for the balance of the primary terms, annual rent increases by one percent, compounded.

For renewal terms, base annual rent may be increased to the fair market rental value. The Company is responsible for all realty taxes, common charges, repairs and maintenance, insurance and utilities for the property.

The Company has standard rights of first refusal to purchase the properties, except that for Long Point Road, Rivers Avenue and Dorchester Road, upon such exercise, it is obligated to pay the third-party offeror’s reasonable costs and expenses up to $4,000.

The lease for the location at 935 Chuck Dawley Boulevard, Mt. Pleasant, as amended and subsequently assigned to the Company, is in its third renewal term, expiring September 9, 2011, with one additional five-year renewal term. Rent for the existing term is $90,090. Rent for the renewal term is $97,020. Percentage rent is due in an amount equal to six percent of sales in excess of the base minimums. There is no right of first refusal with respect to the property. The Company is responsible for all realty taxes, common charges, repairs and maintenance, insurance and utilities for the property. There is no right of first refusal.

Rent expense for the initial period ended December 28, 2008 was $337,984, of which $29,065 was for percentage rent.

VRONA, VAN SCHUYLER & HESTER CPAS, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Wendcharles I, LLC

Notes to the Financial Statements

December 28, 2008

Note 4 - Commitments and Contingencies - (continued)

(C)	Financial and Operational Advisory Services Agreement:

The Company has a financial and operational advisory services agreement with three of its corporate officers. The agreement provides for these officers to: Consult with and advise the Company on applicable financial and/or operational matters and if required by the Company’s debt, lease or franchise agreements, to which they are signatories, to remain ready, willing and able to maintain such status for the benefit of the Company, except where such guarantees are not needed; and remain able to provide such additional personal guarantees as, within their sole discretion, may reasonably be necessary to maintain the business of the Company. The initial term expires December 2011, and is automatically renewable annually thereafter, as long as the Company remains in business. The agreement also provides for the reimbursement of reasonable expenses incurred by the individuals in fulfilling their duties. The aggregate annual fee under this agreement is $42,000. (See Note 6).

Note 5 - Capitalization and Operating Agreement

(A)	Capitalization:

The Company’s initial capitalization consisted of 800 units, of which 42 and 32 were sold to two managing members at $100 per unit, or $7,400 in the aggregate, and 80 units were sold to the third managing member at $125 per unit, or $10,000 in the aggregate. Of the remaining 646 units, 67 were sold at $100 per unit, or $6,700 in the aggregate, and 579 units were sold at per unit contributions of $4,700 totaling $2,721,300. All contributions totaled $2,745,400. (See Note 5B).

(B)	Operating Agreement:

All purchasers of membership interests are parties to the Company’s operating agreement which provides for the capitalization and operation of the Company, distributions to members and transfers of interests. Members’ consents representing 75% of all membership interests are required for the following actions: Change in the operating agreement; voluntary dissolution; sale or exchange of substantially all assets; merger or consolidation; incurrence of debt or refinancing other than in the ordinary course of business or in connection with entering new or unrelated businesses; and removal of a manager, for cause. Members are not required to make up negative capital accounts. Distributions either from cash flow generated by operations or capital transactions (as defined) other than capital contributions are made at the sole discretion of the managers, acting unanimously. Managers are elected by the members. Outside liens against membership interests are prohibited. For permitted transfers of membership interests, book value is equal to assets less liabilities using the income tax method/accrual basis of accounting, except for transfers involving the interest owned by the Company’s President, in which case a special valuation adjustment is required through August 2013.

VRONA, VAN SCHUYLER & HESTER CPAS, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Wendcharles I, LLC

Notes to the Financial Statements

December 28, 2008

Note 5 - Capitalization and Operating Agreement - (continued)

(B)	Operating Agreement-continued:

Members wishing to sell their interests shall submit their request in writing, together with appropriate documentation setting forth the terms of such sale, to the managing members, who within thirty days and at their sole discretion, shall approve or disapprove of such sale. If not approved, the managing members within fourteen additional days may elect to have the Company purchase the offered units at the stated terms. Such action by the managing members is to be by simple majority. If the managing members determine that the offered interests are not to be redeemed by the Company, then the interests shall be offered to the remaining members of the Company, pro-rata at the same offered terms, who will have 14 additional days to purchase the offered shares. If the interests are not purchased by the members, then they may be sold to the third-party purchaser at the offered terms, but the purchaser must become bound by the terms of the operating agreement. Membership interests may also be transferred to family members or trusts or by reason of death or incompetence.

In the event of a termination of a member’s interest by death, retirement, resignation, expulsion, bankruptcy, incompetence, or in the case of a member that is not a natural person - dissolution, the Company must be dissolved unless it is continued by the consent of all the remaining members. Non-consenting members are deemed to offer and authorized representatives or trustees of deceased or bankrupt members may offer the applicable membership interest, first to the Company, and then to the consenting (continuing) members. In such case, the offered interests must be purchased by either the Company or one or more of the consenting members. Such purchases, unless made by the Company, are to be made pro-rata to the existing interests of purchasing members, unless they agree otherwise or there is only one purchasing member.

In any event, all offered interests of non-consenting members or by the estate, trustee, etc. of deceased or bankrupt members, etc. must be purchased by the Company or one or more consenting members or the Company must be dissolved and liquidated.

Note 6 - Related Party Transactions

In 2008 the Company paid two of its three managing members and a third individual a total of $7,000 pursuant to a financial and operational advisory services agreement.